UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2013

Evolution Petroleum Corporation

(Exact name of registrant as specified in its charter)

001-32942

(Commission File Number)

Nevada (State or Other Jurisdiction of Incorporation)	41-1781991 (I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042

(Address of Principal Executive Offices)

(713) 935-0122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities.

On November 1, 2013, Evolution Petroleum Corporation (the “Company”) undertook an initiative refocusing its business to GARP® development that will result in adjustment of its workforce towards a lesser emphasis on engineering and greater emphasis on sales and marketing.  Accordingly, the Company expects to accrue a restructuring charge in the second quarter ended December 31, 2013, based on agreements with terminated employees covering salary and benefit continuation and an acceleration of vesting of equity awards in exchange for non-compete clauses that are yet to be determined.  At this time, the Company is unable in good faith to provide an estimate or range of estimates of these costs and expenses, the total amount of the costs to be incurred, or an an estimate of the amount or range of amounts of the charge that will result in future cash expenditures.  Accordingly, the Company will file a Form 8-K or an amendment to this Form 8-K within four business days of the date it is able to provide such an estimate or range of estimates.

Item 8.01 Other Events

Dividend Policy; Derivative Exercise and Tax Obligations

As previously disclosed on November 11, 2013, the Board of Directors of the Company approved a new growth initiative, a new common stock dividend policy and declared the initial common stock quarterly dividend.  A copy of the press release announcing the foregoing is attached as Exhibit 99.1. The new initial quarterly cash dividend is $0.10 per common share beginning on December 27, 2013 to shareholders of record as of December 6, 2013.

The Company currently has derivatives in the form of stock options and warrants outstanding to purchase up to 4,822,820 shares of common shares at an average exercise price of $1.99, 3,075,927 of which are non-qualified stock options and warrants.  Since derivative holders are not entitled to receive cash dividends, we expect the initiation of our cash dividend policy may motivate some or all of those derivative holders to exercise their derivative holdings, even though such exercise would eliminate the holder’s optionality value.  The effect of any exercises of the 3,075,927 shares of non-qualified stock options and warrants will create an immediate tax withholding liability to the Company.  The holder’s reimbursement for the Company’s payment of such liabilities is at the discretion of the Stock Plan Administrator.  As a result, the Administrator has the current authority to (i) require reimbursement of the tax liabilities from the derivative holder which may result in the holder’s simultaneous sale of shares to cover such liabilities, and/or (ii) require the Company to voluntarily repurchase sufficient shares in exchange for making the withholding payments out of the Company’s sufficient current cash balances.

Delhi

On November 11, 2013, the operator of the Company’s Delhi Field interests stated that their forecasts for reversion of our 23.9% working interest may be delayed to October 2014, assuming zero insurance proceeds for the costs and expenses of the June 2013 environmental event .  The Company is currently in a dispute with the operator over such delay, as we believe the operator’s indemnification obligations would nullify the environmental cost and expense being charged to our Payout account.  Assuming the Company’s position is correct, we estimate the reversion would be effective in the 4th calendar quarter of 2013.

The Company has also made an environmental event claim on its general liability insurance policy under the “sudden and accidental pollution incident” coverage provisions.  Our insurers are investigating the claim and have issued us a reservation of rights letter.  It is unclear at this time if our insurance policy will cover costs and expenses should they be allocated to us by the operator.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

Exhibit 99.1	Evolution Petroleum Corporation Press Release, dated November 11, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation
(Registrant)

Dated: November 12, 2013	By:	/s/Sterling H. McDonald
	Name:	Sterling H. McDonald
	Title:	Vice President, Chief Financial Officer and Treasurer

S-1

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	Evolution Petroleum Corporation Press Release, dated November 11, 2013.

E-1